Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Riot Blockchain, Inc. on Form S-3 of our report dated March 25, 2020, with respect to our audits of the consolidated financial statements of Riot Blockchain, Inc. and Subsidiaries as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 and our report dated March 25, 2020 with respect to our audit of internal control over financial reporting of Riot Blockchain, Inc. and Subsidiaries as of December 31, 2019 appearing in the Annual Report on Form 10-K of Riot Blockchain, Inc. for the year ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases in 2019 due to the adoption of the guidance in ASC Topic 842, Leases, effective January 1, 2019.

Our report on internal control over financial reporting expressed an adverse opinion because of the existence of material weaknesses.

/s/ Marcum llp

Marcum llp

New York, NY

December 4, 2020